Exhibit 4.5

Execution Version

DIDI GLOBAL L.P.

Amended and Restated Exempted Limited Partnership Agreement

Among:

1                                         DiDi Global GP Ltd., which has its registered office in the Cayman Islands at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “General Partner”);

2                                         Mr. Will Wei Cheng of No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing, People’s Republic of China;

3                                         Ms. Jean Qing Liu of No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing, People’s Republic of China; and

4                                         Mr. Stephen Jingshi Zhu of No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing, People’s Republic of China (together with Mr. Will Wei Cheng and Ms. Jean Qing Liu, the “Founding Partners”).

Dated:           23 June 2021

WHEREAS, the General Partner and the Founding Partners (as the initial limited partners of the Partnership) formed the Partnership as a Cayman Islands exempted limited partnership under the Act (as defined below) pursuant to the Initial Exempted Limited Partnership Agreement dated 10 June 2021 (the “Initial Agreement”) and the filing of a Section 9(1) Statement on the same date with the Registrar of Exempted Limited Partnerships in the Cayman Islands;

WHEREAS, the parties hereto wish to effect the following by this amended and restated exempted limited partnership agreement (this “Agreement”): (i) the amendment and restatement of the Initial Agreement; (ii) the continuation of the Partnership on the terms set forth herein; and

NOW THEREFORE, the undersigned parties agree as follows:

1                                         Definitions

1.1                               Unless otherwise defined in this Agreement,

“Act” means the the Exempted Limited Partnership Act (As Revised) of the Cayman Islands, as amended from time to time.

“Board” has the meaning set forth under clause 16.1.

“Company” means DiDi Global Inc., a company incorporated in the Cayman Islands.

“Core Management Position” has the meaning set forth under clause 16.2.

“DiDi MAA” has the meaning set forth under clause 8.

“Executive Director” has the meaning set forth under clause 16.1.

“Founding Partners” has the meaning set forth in the Introduction.

“General Partner” means DiDi Global GP Ltd.

“Limited Partners” means the parties listed as limited partners in the Partnership’s register of limited partners which include the Founding Partners and any other person who is admitted to the Partnership as a limited partner, in each case, for so long as such person remains a limited partner in accordance with this Agreement.

“Partner” means the General Partner and/or any of the Limited Partners, as the context requires.

“Partnership Committee” has the meaning set forth under clause 16.3.

“Partnership Conditions” has the meaning set forth under clause 16.1.

2                                         Name:  The name of the Partnership shall be DiDi Global L.P..  The Partnership’s name may be amended at any time by the General Partner giving notice of such change to the Limited Partners and making the appropriate filing pursuant to section 10 of the Act.

3                                         General Partner:  The Partnership’s sole general partner is the General Partner.

4                                         Registered Office:  The Partnership’s registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

5                                         Term:  The Partnership’s term shall commence on the date that it is registered as an exempted limited partnership under section 9 of the Act and shall continue for an indefinite period unless earlier wound up and dissolved by the General Partner.

6                                         Capital Contributions:  Each of the General Partner and the Founding Partners have contributed US$1.00 capital contribution to the Partnership upon the formation of the Partnership. Any person who is admitted as a limited partner to the Partnership after the date hereof shall make capital contribution as agreed with the General Partner at the time of such person’s admission.  No Partner shall be obligated to contribution additional amounts unless otherwise agreed by the Partners in writing from time to time.

7                                         Liability:  Subject to the Act, the Limited Partners’ liability for the Partnership’s debts and obligations shall be limited to their respective capital contributions and all undistributed profits and income thereon.  Save to that extent, the General Partner shall be liable for the Partnership’s debts and obligations.

8                                         Business:  The Partnership’s business is to exercise the decision-making discretion related to, or act on (or omit to act on),  matters that are authorized, permitted or required to be decided on, acted (or omitted), made or otherwise performed by the Partnership as set forth in the memorandum and articles of association of the Company (as amended from time to time, the “DiDi MAA”) in accordance with the provisions of this Agreement and to engage or participate in any other lawful activities in which exempted limited partnerships formed in the Cayman Islands may engage or participate as may in the sole discretion of the General Partner be necessary or advisable in order to carry out the foregoing purposes and objectives of the Partnership.

9                                         Conduct of Business:  The conduct of the business of the Partnership shall be undertaken by the General Partner and not by the Limited Partners.  The Limited Partners are prohibited from taking part in the conduct of the business of the Partnership, save to the extent permitted by the Act and otherwise set forth in this Agreement.

10                                  No Return of Capital Contributions:  Except as expressly provided in this Agreement, capital contributions shall not be repaid until the liquidation of the Partnership.  If the assets of the Partnership, after payment of or provision for all the liabilities of the Partnership, are insufficient to repay the capital contributions in full the General Partner shall not be liable for the repayment thereof from its own resources.

11                                  Allocations of Profits and Losses:  Profits and losses of the Partnership attributable to investments of the Partnership shall be allocated between the General Partner and the Limited Partners in proportion to their respective capital contributions or as the General Partner and the Limited Partners may otherwise agree.

12                                  Transfers:  No interest in the Partnership shall be transferred in whole or in part unless agreed in writing by the General Partner.

13                                  Admissions.

13.1. The General Partner, on an annual basis, may admit one or more additional persons to the Partnership as limited partners. No Person shall be admitted as a Limited Partner to the extent that such admission causes the Partnership to violate any applicable law or regulation.  Subject thereto and subject to the nomination procedure under clause 13.2, all persons shall become Limited Partners upon:

(a)                                 acceptance by the General Partner, in accordance with the remaining provisions of this Agreement, of a subscription for the limited partnership interests of the Partnership;

(b)                                 such persons having executed an effective deed of adherence to this Agreement or otherwise agreed in writing to be bound by its terms; and

(c)                                  all Limited Partners hereby consent to the admission of such persons as Limited Partners upon satisfaction of the foregoing and clause 13.2 without any further act of the then existing Limited Partners.

13.2. The admission of any additional Limited Partner shall be subject to the completion of the following nomination procedure: any existing Limited Partner may propose candidates to the Partnership Committee which shall review the nomination and propose the candidates for the election as new limited partners at the Partnership meeting. The election of any new limited partner shall require the affirmative vote of at least 75% of the Limited Partners.

Candidates for admission as limited partners must meet the following qualifying standards as determined by the Partnership Committee:

(a)                                 a high standard of personal character and integrity;

(b)                                 continued service as a director, officer or employee with the Company for a certain period of time;

(c)                                  a consistent commitment to the Company’s mission, vision and values as well as a track record of contribution to the business of the Company; and

(d)                                 such other standard as determined by the Partnership Committee from time to time.

14                                  Withdrawal:  Under no circumstances shall any Limited Partner be permitted to withdraw from the Partnership or to withdraw any part of its capital account without the consent of the General Partner.

14.1 (a) All Limited Partners except the Founding Partners shall be required to withdraw from the Partnership upon termination of their employment with the Company. Once such Limited Partner’s employment with the Company is terminated, such Limited Partner shall immediately cease to be a Limited Partner of the Partnership for all purposes as of the termination date of the employment and shall no longer be entitled to the rights of a Limited Partner under this Agreement.

(b) Any Limited Partner that elects to withdraw from the Partnership shall seek consent of the General Partner, which shall evaluate such Limited Partner’s application for withdrawal in its sole discretion. Upon the approval of the General Partner of such withdrawal, such Limited Partner shall immediately cease to be a Limited Partner of the Partnership for all purposes and shall no longer be entitled to the rights of a Limited Partner under this Agreement.

Under each case of the above sub-clause (a) and (b), as promptly as practicable following the withdrawal of such Limited Partner, the General Partner shall update the register of limited partners of the Partnership accordingly.

14.2 Any Limited Partner may be removed upon an affirmative vote of the majority of the Limited Partners, in the event that the Partnership Committee determines that such Limited Partner fails to meet any of the qualifying standards set out in clause 14.2 hereof and recommends to the General Partner to call for a meeting of the Partnership.

15                                  Partner Meetings: The General Partner shall hold annual meetings of the Partnership and may, whenever it thinks fit or based on the recommendation of the Partnership Committee, convene other meetings of the Partnership wherein the Partners shall have any opportunity to review and discuss the Partnership’s activities. Meetings of the Partnership shall be at such physical site, or through such teleconference or electronic means, as the General Partner shall select. The General Partner shall give written notice of such meeting to each Limited Partner at least ten (10) business days in advance.  The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Limited Partner shall not invalidate the proceedings at the meeting. Any action required to be, or which may be, taken at any meeting of the Partnership may be taken in writing without a meeting if consents thereto are given by certain numbers of the Limited Partners that would be necessary to take such action at a meeting. Each Limited Partner shall be entitled to one (1) vote with respect to any matter to be voted by the Limited Partners. The quorum for a Partner meeting shall be the General Partner and a majority of the Limited Partners. The General Partner may designate itself as the chairman of any Partner meeting. Any Limited Partner who is unable to attend a Partner meeting may (i) grant in writing to another Limited Partner or any other person such Limited Partner’s proxy to vote on any matter upon which action is taken at such meeting, and (ii) designate in writing to the General Partner an alternate to observe, but not vote on any matter acted upon at such meeting (unless such alternate is also granted a proxy pursuant to the preceding sub-clause (i)).

16                                  Exercise of the Partnership’s Powers

16.1 Appointment and Removal of Executive Directors of the Company

Subject to the relevant provisions of the DiDi MAA, upon the satisfaction of the Partnership Conditions, the Partnership should be entitled to appoint and/or remove any and all of the executive directors of the Company (collectively, the “Executive Directors” and each, an “Executive Director”) in the following manner:

(a)                                 the Partnership shall be entitled to nominate any and all of the Executive Directors by an affirmative vote of at least 75% of the Limited Partners. If any candidate nominated by the Partnership via the Partnership Committee is not appointed by the board of directors of the Company (“Board”) or is removed by the shareholders of the Company by ordinary resolution in accordance with the DiDi MAA, the Partnership shall have the right to appoint a different person to serve as an interim Executive Director until the next general meeting of the Company by an affirmative vote of at least 75% of the Limited Partners. Such appointment of Executive Directors shall become effective immediately upon the delivery by the General Partner of a written notice to the Company without the requirement for any further actions by the shareholders of the Company or the Board; and

(b)                                 an Executive Director may resign or be removed by the Partnership by an affirmative vote of at least 75% of the Limited Partners. In the event of removal or resignation of an Executive Director appointed by the Partnership, the Partnership is entitled to appoint a replacement of such Executive Director by an affirmative vote of at least 75% of the Limited Partners. The appointment of such Executive Director shall become effective immediately upon the delivery by the General Partner of a written notice to the Company without the requirement for any further actions by the shareholders of the Company or the Board.

For purposes of this Agreement, “Partnership Conditions” mean: (i) the Partnership consists of at least two Limited Partners, and (ii) the Partnership is operating under the Act and the terms of this Agreement, as amended from time to time, and  “Executive Director” refers to a director of the Company that is (i) neither a director who satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules or Section 303A of the Corporate Governance Rules of the New York Stock Exchange nor a director who is affiliated with or was appointed to the Board by a holder or a group of affiliated holders of preferred shares and/or Class A ordinary shares converted from preferred shares of the Company prior to the Company’s initial public offering of ADSs in the United States, and (ii) maintains an employment relationship with the Company.

16.2 Nomination and Removal of Executives of the Company

Subject to the relevant provisions of the DiDi MAA, upon the satisfaction of the Partnership Conditions, the Partnership shall be entitled to nominate and remove the executive members of the Company in the following manner:

(a)                                 any of Mr. Will Wei Cheng, Ms. Jean Qing Liu and Mr. Stephen Jingshi Zhu, each as a core management member of the Company, may be removed from his or her executive position in the Company with the unanimous approval by the Founding Partners, provided that if any such Founding Partner is no longer suitable to make such decision due to (i) severe mental illness or severe physical incapacity which results in such Founding Partner’s inability to make decisions, or (ii) convicted felony (being a crime punishable by a term of imprisonment of not less than one year), embezzlement, or similar offense, the removal of his or her executive position shall no longer be subject to approval by such Founding Partner;

(b)                                 subject to sub-clause (a) above, the Partnership shall have the right to nominate the CEO, President and CEO of International Business of the Company (each, a “Core Management Position”) to the Board for appointment by an affirmative vote of at least 75% of the Limited Partners. In the event that the Board fails to appoint any Core Management Position nominated by the Partnership for three (3) consecutive times, the Board may then appoint any person to serve as such Core Management Position after consultation with the Partnership.

16.3 Partnership Committee

The General Partner shall establish a partnership committee (“Partnership Committee”) for the Partnership, which will consist of no more than five (5) Limited Partners. The initial members of the Partnership Committee shall be the Founding Partners. Members of the Partnership Committee shall serve a term of three (3) years each and may serve multiple terms unless terminated upon his or her death, resignation, removal or termination of his or her membership in the partnership. Each member of the Partnership Committee shall be entitled to one (1) vote with respect to any matter or question to be decided by the Partnership Committee. Unless otherwise stated in this Agreement, all decisions of the Partnership Committee shall be made by a majority vote of the members of the Partnership Committee. The members of the Partnership Committee shall be determined by the General Partner in its sole discretion.  Any Limited Partner who is unable to attend a meeting of the Partnership Committee may (i) grant in writing to another Limited Partner or any other person such Limited Partner’s proxy to vote on any matter upon which action is taken at such meeting, and (ii) designate in writing to the Partnership Committee an alternate to observe, but not vote on any matter acted upon at such meeting (unless such alternate is also granted a proxy pursuant to the preceding sub-clause (i)).

The Partnership Committee’s authorities shall include (but not limited to) the following:

(a)                                 determine certain bonus allocation matters of the Company, subject to certain approval by the Board or the compensation committee of the Company;

(b)                                 assist the General Partner in managing, investing, distributing and disposing of the assets of the Partnership, including the aggregate deferred bonuses and any income thereof, or Partnership assets, for the benefit of the Partnership;

(c)                                  screen and initially approve the election of Limited Partners;

(d)                                 approve the proposed candidate for election as a Limited Partner; and

(e)                                  any other authorities designated to it by the General Partner or the Partnership from time to time.

17                                  Power of Attorney

Each Limited Partner hereby nominates, constitutes and appoints the General Partner, with full power of substitution, as such Limited Partner’s true and lawful attorney and agent with full power and authority, in such Limited Partner’s name, place and stead to do the following, namely:

(a)                                 to make, execute, swear to, acknowledge, deliver and record or file, as the case may be, as and where required any or all of:

(i)                                     all instruments that the General Partner determines to be appropriate to change the name of the Partnership;

(ii)                                  all documents and instruments required to qualify or continue the qualification of the Partnership as a valid and subsisting limited partnership in or otherwise to comply with the laws of any jurisdiction in which the Partnership may from time to time conduct its business or own or lease property;

(iii)                               all documents, certificates and instruments necessary to reflect any amendment to this Agreement; and

(iv)                              any such consents as may be required in connection with the withdrawal by any Limited Partner of any or all of his, her or its contribution to the Partnership;

(b)                                 to cure any ambiguity or defect, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to add any other provision with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement provided that such addition does not adversely affect any Limited Partner in any material respect;

(c)                                  to amend this Agreement and to reflect the admission or withdrawal of any Limited Partner and/or substitute any Limited Partner;

(d)                                 to execute and file with any governmental body or instrumentality thereof of the government of the Cayman Islands any documents necessary to be filed in connection with the Partnership business and the Partnership assets; and

(e)                                  to execute and deliver all such other documents or instruments on behalf of and in the name of the Partnership and each Limited Partner as may be deemed necessary by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

The power of attorney granted hereby is intended to secure an interest in property and to secure a Limited Partner’s obligations under this Agreement and shall be irrevocable and shall survive the death or disability of the Limited Partner granting the same and shall survive the transfer by such Limited Partner, to the extent of the obligations of such Limited Partner under this Agreement, of the whole or any part of the interest of such Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of such Limited Partner, and may be exercised by the General Partner on behalf of such Limited Partner in executing any instrument by an electronic signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.

Each Limited Partner agrees to execute, deliver and provide any separate power of attorney which may be required by the General Partner from time to time for the purposes giving effect to any grant of power of attorney contemplated under this clause 17.

Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to the power of attorney contained herein and, to the maximum extent permitted under applicable law, hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under the power of attorney.  Each Limited Partner declares that, to the maximum extent permitted under applicable law, the power of attorney granted hereby may be exercised during any legal incapacity, mental incapacity or infirmity, or mental incompetence on the Limited Partner’s part.

18                                  The Exempted Limited Partnership Act:  The Limited Partners hereby irrevocably waive any and all right to demand or receive from the General Partner information regarding the state of business and financial condition of the Partnership as permitted by Section 22 of the Act. Sections 36(1)(b) and 36(9) of the Act shall not apply.

19                                  Notice:  All notices or other communications to be given under this Agreement to a Partner shall be sent by delivery in person, by courier service, by electronic mail transmission or facsimile or by registered or certified mail (postage prepaid, return receipt requested) addressed as follows or such other address as may be substituted by notice as herein provided:

(a)                                 if to the General Partner:

DiDi Global GP Ltd.

No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing 100193, China

Attention to: *********

Email: *********

(b)                                 if to a Limited Partner, at the address set forth in the register of limited partners of the Partnership or the email address or facsimile number provided by the Limited Partner to the General Partner.

Any notice given to a Partner under this Agreement shall be deemed to have been given upon the earlier of (a) receipt or (b) three (3) calendar days after being sent by DHL or another recognized overnight delivery service, return receipt requested. In the case of notices sent by electronic mail transmission or facsimile, such notices shall be deemed to have been given when sent.

20                                  Execution/Amendment:  This Agreement may be executed in counterparts (each of which shall be deemed an original but all of which together shall constitute one and the same instrument), and except as expressly stated herein, may only be amended in whole or in part by written agreement of the General Partner and at least 75% of the Limited Partners. The General Partner may administer and modify the terms of this Agreement without the consent of the Limited Partners, but only to the extent (a) such modifications are administrative or technical in nature that are not inconsistent with other provisions of this Agreement as in effect at the time, or (b) for effecting the admission or withdrawal of any Limited Partner or the transfer of any interest of any Limited Partner each in accordance with the provisions of this Agreement.

Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) of the Cayman Islands shall not apply, including in respect of any notice or communication under or in connection with this Agreement. This Agreement may be signed by any party under hand or by way of an electronic signature or by a signature or a representation of a signature affixed by mechanical means and may be reproduced as an electronic record and delivered to the General Partner by facsimile, by electronic mail or by delivery through a web or other electronic portal. The General Partner may take such steps as it deems appropriate to determine the reliability of any electronic signature.

21                                  De-registration:  The General Partner may, at any time, de-register the Partnership as an exempted limited partnership pursuant to section 41 of the Act and upon any such de-registration the Partnership will immediately dissolve.

22                                  Winding up and Dissolution:  The General Partner may, at any time, commence the winding up of the Partnership’s affairs and shall act as liquidator for the purposes of such winding up.  Upon completion of the Partnership’s winding up, the General Partner shall file a notice of dissolution in accordance with the Act and the Partnership will then dissolve.

23                                  Severance: If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

24                                  Transfer by Way of Continuation: Subject to the provisions of the Act, the General Partner may approve the Partnership to be registered by way of continuation as a partnership, body corporate or any other form of entity under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

25                                  Governing Law:  This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

[Intentionally left blank — signature page follows]

In witness whereof this Agreement has been executed by the parties as a deed on the date first set out above.

GENERAL PARTNER

EXECUTED as a DEED by	)
DiDi Global GP Ltd.	)
	)	/s/ Will Wei Cheng
By:	)	Name: Will Wei Cheng
Title: Director

in the presence of:	)	/s/ Xiaoxiao Wang
	)	Name: Xiaoxiao Wang

FOUNDING PARTNERS

EXECUTED as a DEED by	)
Will Wei Cheng	)
By:	)	/s/ Will Wei Cheng
	)	Name: Will Wei Cheng

in the presence of:	)	/s/ Xiaoxiao Wang
	)	Name: Xiaoxiao Wang
EXECUTED as a DEED by	)
Jean Qing Liu	)
By:	)	/s/ Jean Qing Liu
	)	Name: Jean Qing Liu

in the presence of:	)	/s/ Xiaoxiao Wang
	)	Name: Xiaoxiao Wang
EXECUTED as a DEED by	)
Stephen Jingshi Zhu	)
By:	)	/s/ Stephen Jingshi Zhu
	)	Name: Stephen Jingshi Zhu

in the presence of:	)	/s/ Xiaoxiao Wang
	)	Name: Xiaoxiao Wang